Exhibit 2.2

LEASE AGREEMENT

BETWEEN

SBR-FORTUNE ASSOCIATES, LLLP, AS LANDLORD

AND

SONESTA BEACH RESORT LIMITED PARTNERSHIP, AS TENANT

Sonesta Beach Resort Key Biscayne

350 Ocean Drive,

Key Biscayne, Florida 33149

TABLE OF CONTENTS

1.	PREMISES

(a) Landlord’s Authority

(b) Lease of Premises

(c) Interim Lease

2.	TERM

(a) Term

(b) Early Termination Option

(c) Cessation of Operations

3.	RENT

(a) Base Rent

(b) Additional Rent

(c) Payment of All Expenses

(d) Keeping of all Revenues

4.	TAXES AND ASSESSMENTS

(a) Payment of Taxes by Tenant

(b) Tax Protest

5.	SERVICES AND UTILITIES

(a) Contractual Arrangements

(b) Payment of Charges

6.	MAINTENANCE AND REPAIR

(a) As-Is Condition

(b) Tenant’s Obligations

(c) Landlord’s Obligations

i

7.	USE; COMPLIANCE WITH LAWS

8.	ALTERATIONS

9.	SIGNAGE; ROOFTOP EQUIPMENT

(a) Signage

(b) Rooftop Equipment

10.	TENANT’S PROPERTY

11.	LIENS AND MORTGAGES

(a) Landlord’s Mortgages

(b) Tenant’s Mortgages

(c) Tenant’s Liens

12.	INSURANCE

(a) Building Insurance

(b) Tenant’s Liability Insurance

(c) Waiver of Subrogation

13.	INDEMNIFICATION

(a) Indemnification by Tenant

(b) Indemnification by Landlord

(c) Conditions to Indemnification

14.	DAMAGE AND DESTRUCTION

15.	CONDEMNATION

(a) Notice

(b) Termination of Lease

(c) Condemnation Award

16.	DEFAULT

(a) Tenant Default

(b) Landlord’s Remedies

(c) Landlord’s Default

(d) Tenant’s Remedies

17.	QUIET ENJOYMENT; SURRENDER; HOLDOVER

(a) Quiet Enjoyment

(b) Surrender

(c) Holdover

18.	ASSIGNMENT; CONTRACTS

19.	ACCESS; LANDLORD LICENSE

20.	BROKERAGE

21.	LEASE STATUS AND NOTICE

(a) Tenant Estoppel

(b) Landlord Estoppel

(c) Notices

22.	MISCELLANEOUS

(a) Governing Law

(b) Consents and Approvals

(c) Rights and Remedies

(d) No Waiver

(e) Successors and Assigns

(f) Entire Agreement; Modifications

(g) Independent Covenants

(h) Notice of Lease

(i) Counterparts

(j) Ambiguities

(k) Authority

(l) Attorneys’ Fees

(m) Non-Binding Until Fully Executed

(n) Survival

EXHIBIT A – Legal Description of Premises

EXHIBIT B – Memorandum of Lease

LEASE

This lease, dated as of the 19th day of April, 2005 (this “Lease”), is by and between SBR-Fortune Associates, LLLP, a Florida limited liability limited partnership, having an address at 1300 Brickell Avenue, Miami, Florida 33131 (“Landlord”), and Sonesta Beach Resort Limited Partnership, a Delaware limited partnership, having an address at c/o Sonesta International Hotels, 116 Huntington Avenue, Boston, Massachusetts 02116, Attention: Boy Van Riel (“Tenant”).

TERMS

For good and valuable consideration received by each party from the other, the parties covenant and agree as follows:

1.                                       PREMISES

(a)                                  Landlord’s Authority.  Landlord hereby leases to Tenant that certain land (the “Land”), described on Exhibit A attached hereto, together with all buildings, improvements, facilities, fixtures and equipment located on the Land (collectively, the “Building”), and any easements, rights of access and other property rights (collectively, the “Easements”) necessary to allow Tenant unobstructed use and occupancy of the foregoing (the Land, the Building and the Easements are collectively referred to in this Lease as the “Premises”).

(b)                                 Lease of Premises.  Landlord hereby leases the Premises to Tenant, and Tenant hereby leases the Premises from Landlord.  The Premises are leased to Tenant together with all appurtenances, rights and privileges in or otherwise pertaining thereto.

(c)                                  Interim Lease.  The parties acknowledge that this Lease is being executed in conjunction with a larger transaction in which Tenant, the former owner of the Premises, formed a partnership with Fortune KB GP, LLC (“Fortune GP”) and Fortune KB, LLC, which partnership is the Landlord hereunder, for the purposes described in the Partnership Agreement (as defined below).  These terms of the partnership are set forth in the Agreement of Limited Liability Limited Partnership of SBR-Fortune Associates, LLLP dated as of January 17, 2005 (the “Partnership Agreement”).  The Partnership Agreement provides that Tenant shall have the right to continue to operate the Hotel pursuant to an “Interim Lease” and this is the “Interim Lease” referred to therein.  Terms used but not defined in this Lease shall have the meaning set forth in the Partnership Agreement.

2.                                       TERM

(a)                                  Term.  The term of this Lease (the “Term”) shall commence on the date that the Landlord acquires title to the Premises (the “Commencement Date”) and shall end at midnight on the Designated Hotel Closing Date, as provided for in Section 4.4(d)(1) of the Partnership Agreement.

(b)                                 Early Termination Option.  Notwithstanding anything to the contrary set forth in this Lease, Tenant shall have the right, without charge, to terminate this Lease at any time during the Term by providing Landlord at least ninety (90) days prior written notice of Tenant’s intention to terminate.  If Tenant exercises this early termination right, this Lease and the Term shall come to an end on the date specified by Tenant in Tenant’s notice with the same force and effect as if the Term were, by the terms hereof, fixed to expire on such date.

(c)                                  Cessation of Operations.  Tenant shall discontinue operation of the Hotel on or before the end of the Term.  Tenant shall have no obligation, however, to continue to operate the Hotel until the last day of the Term and may discontinue operations, at its election, at any time prior to the end of the Term.  The procedures for shutting down the Hotel and responsibility for the costs thereof shall be as set forth in the Partnership Agreement.  In the event that Tenant discontinues operations of the Hotel on or before the end of the Term, then Landlord shall have the right to terminate this Lease after thirty (30) days prior written notice (“Termination Notice”).  However, Tenant shall have the right to avoid Landlord’s notice if, within such 30-day period after the Termination Notice is given, Tenant advises Landlord in writing (“Tenant Rescission Notice”) that Tenant intends to re-open the full operation of the Hotel within thirty (30) days after the date of the Tenant Rescission Notice and thereafter Tenant actually reopens the full operation of the Hotel within such 30-day period.  If Tenant fails to so reopen the Hotel within such 30-day period, then the Lease shall be deemed to be terminated effective as of the 30th day after Landlord’s Termination Notice.

3.                                       RENT

(a)                                  Base Rent.  Tenant shall pay to Landlord annual rent in the amount of One Dollar ($1.00) per year (the “Base Rent”), without demand and without setoff or deductions of any kind except as hereinafter specified, in advance, on the Effective Date of this Lease and each anniversary thereafter during Term, at Landlord’s office first noted above, or at such other place as Landlord may designate by notice given in accordance with Section 21(c).

(b)                                 Additional Rent.  The Base Rent shall be in addition to all other payments to be made by Tenant hereunder (“Additional Rent”). Additional Rent shall be paid within thirty (30) days after submission of an invoice for same, together with supporting documentation therefor, except as hereinafter specified.  Base Rent and Additional Rent shall be herein collectively called “Rent.”

(c)                                  Payment of All Expenses.  Tenant shall be responsible for the payment of all costs and expenses incurred by or with respect to the Hotel and the Premises during the Term, except for mortgage payments, Hotel Shutdown Payments and any other payments specifically provided for under the Partnership Agreement as being payable by the Partnership during the Interim Hotel Operating Period.  The expenses for which Tenant shall be responsible shall include, but not be limited to, all accounts payable existing on the Effective Date, all employee costs and claims, the costs of all food, linens, dishes, glasses and all other inventory items, real estate, personal property, ad valorem, occupancy and sales taxes, utility, phone, cable, television, gas, water, sewer and electricity, all costs of litigation involving or attributable to the Hotel operations, insurance premiums, municipal or other governmental improvements liens and special assessments (but only such portion payable through the Cessation Date), license and permit fees, and all other revenues and expenses of the Premises, including, but not limited to, such things as restaurant, bar and meeting room income and expenses and the like.  All employees of the Hotel shall be employees of Tenant or an affiliate of Tenant.  This Lease contemplates that throughout the Term, Tenant shall assume and be responsible for the payment of any and all costs and expenses associated with the use, operation and maintenance of the Premises and that Landlord shall have no obligation or expense whatsoever relating to the same (except as otherwise expressly provided herein).

(d)                                 Keeping of All Revenues.  Tenant shall be entitled to retain all revenues generated by or with respect to the Hotel and the Premises during the Term.  There shall be no percentage rent and Landlord shall not receive any share of the revenues generated by or with respect to the Hotel or the Premises during the Term.

4.                                       TAXES AND ASSESSMENTS

(a)                                  Payment of Taxes by Tenant.  Tenant shall pay all real estate taxes, transaction, privilege, excise or sales taxes, occupancy taxes, special improvement and other assessments (but only such portion payable through the end of the Term), personal property taxes and all other taxes, duties, charges, fees and payments imposed by any governmental or public authority which shall be imposed, assessed or levied upon, or arising in connection with the ownership, use, occupancy or possession of the Premises or any part thereof during the Term (collectively, “Taxes”). The term “Taxes” shall not include any municipal, state or federal taxes based on Landlord’s net income or any estate, inheritance or any franchise taxes assessed against or imposed upon Landlord, except to the extent substituted for the then real estate taxes.  All Taxes relating to the period commencing after the Cessation Date shall be the responsibility of Landlord.  The obligations under this paragraph shall survive the expiration or earlier termination of the Term.

(b)                                 Tax Protest.  Tenant may contest any Taxes by appropriate proceedings conducted at Tenant’s expense in Tenant’s name or, if required by law, in Landlord’s name, with respect to any proceedings that are commenced from and after February 25, 2005, provided that such proceedings not impact or otherwise relate to the payment or assessment of Taxes for any period subsequent to the Term nor adversely impact or impair in Landlord’s reasonable judgment Landlord’s intended redevelopment of the Premises.  Landlord shall cooperate with Tenant and execute any documents or pleadings reasonably required for such purpose, but Landlord shall not be obligated to incur any expense or liability in connection with such contest.  Tenant may defer payment of the contested Taxes pending the outcome of such contest, if such deferment does not subject Landlord’s interest in the Premises to lien or forfeiture.  Tenant shall deposit with Landlord, if Landlord or Landlord’s lender so requests, an amount of money at least equal to the payment so deferred plus estimated penalties and interest.  Upon notice to Tenant, Landlord may pay such contested Taxes from such deposit if necessary to protect Landlord’s interest in the Premises from immediate lien, sale or loss.  When all contested Taxes have been paid or canceled, all moneys so deposited to secure the same and not applied to the payment thereof shall be repaid to Tenant with interest (if held by Landlord in an interest bearing account).  In lieu of any such deposit, at its election, Tenant may furnish a bond with a surety reasonably satisfactory to Landlord.  All refunds of Taxes shall be the property of Tenant to the extent they are refunds of or on account of payments made by Tenant.

5.                                       SERVICES AND UTILITIES

(a)                                  Contractual Arrangements.  Tenant shall make arrangements for delivery to the Premises of any gas, electric, water, sewer, telephone, cable and other utility services and any cleaning, trash removal and maintenance services as Tenant deems necessary or desirable for its operations on the Premises during the Term.  All such agreements shall be terminable on the date on which Hotel operations cease unless otherwise agreed to by Landlord.

(b)                                 Payment of Charges.  Tenant shall promptly pay all charges for utility and all other services contracted by Tenant to be delivered to or used upon the Premises during the Term and shall be responsible for providing such security deposits, bonds or assurances as may be necessary to procure such services.

6.                                       MAINTENANCE AND REPAIR

(a)                                  As Is Condition.  Tenant accepts the Premises in “as is, where is” condition as of the Commencement Date.

(b)                                 Tenant’s Obligations.  Tenant shall be responsible, at its expense, for all maintenance and repairs of the Premises during the Term, including the structure, building systems and grounds.  Tenant shall have no obligation to keep the Premises or Hotel in the same or better condition than they are in on the Commencement Date and may keep them in any condition that it deems appropriate in its sole discretion, the parties recognizing the intention to demolish the improvements after the termination of this Lease; provided that in all events Tenant shall not create or permit to exist any unsafe or hazardous condition.  Notwithstanding the foregoing, Tenant shall not operate the Premises in a manner that would cause a default under the mortgage on the Premises, provided that such mortgage does not prohibit the operation of the Hotel as contemplated by the terms of this Lease during the Term.

(c)                                  Landlord’s Obligations.  Landlord shall have no obligation for maintenance or repair of the Premises during the Term, except for repairs and replacements necessitated by the misconduct of Landlord or of any of Landlord’s agents, contractors, consultants or invitees during the performance of Pre-Development Activities

7.                                       USE; COMPLIANCE WITH LAWS

(a)                                  Tenant may use and occupy the Premises for operation of the Hotel and ancillary uses (the “Intended Use”) and for no other purpose.

(b)                                 Tenant shall comply in all material respects with all applicable laws with respect to Tenant’s use and occupancy of the Premises.  Tenant shall not use or allow the Premises to be used for the generation, use, storage, treatment or disposal of any hazardous materials, other than in the ordinary and customary conduct of Tenant’s business consistent with past practice and in full compliance with all applicable laws.  In connection therewith, Tenant shall not cause any material change to the Property with respect to any environmental conditions as described in that certain Phase I Environmental Report dated February 22, 2005 performed by EMG Corp., a copy of which has been furnished to Tenant.

8.                                       ALTERATIONS

Tenant may, without obtaining Landlord’s prior consent or approval, make structural or non-structural alterations, improvements and additions (collectively, “Alterations”) to the Premises.  All Alterations made by Tenant shall be made at Tenant’s sole cost and expense, including all costs and expenses incurred in obtaining any required governmental consents, permits or approvals.  Tenant may perform all Alterations, in a lien free manner, with contractors and subcontractors of Tenant’s own choosing.  Landlord will reasonably cooperate, at Tenant’s expense, with Tenant’s efforts to obtain any governmental permits or approvals or consents required therefore and all Alterations must be completed in accordance with all applicable laws, rules and regulations.  Tenant shall notify Landlord in advance if it is going to seek governmental permits, approvals or consents (“Governmental Actions”) and Landlord must give its advance written consent to such Governmental Actions.

9.                                       SIGNAGE; ROOFTOP EQUIPMENT

(a)                                  Signage. Tenant, at its expense and subject to its obtaining any required governmental permits and approvals, may place, maintain, repair and replace signage on the Premises.  Landlord, at Tenant’s expense, shall reasonably cooperate, with Tenant’s efforts to obtain any permit, approval or consent necessary or desirable in connection with the installation of any sign.

(b)                                 Rooftop Equipment.  Tenant shall have the exclusive right to install satellite dishes, antennae or other similar transmitting and/or receiving devices and related equipment on the roof of the Premises, provided that Tenant complies with all applicable legal requirements relating thereto.

10.                                 TENANT’S PROPERTY

For purposes of this Lease, the term “Tenant’s Property” shall mean all furniture, fixtures and equipment, artwork, movable partitions, communications equipment, computer equipment and software, operating supplies and equipment, inventory and other articles of movable personal property and removable trade fixtures owned or leased by Tenant and located in the Premises.  All of Tenant’s Property shall be and remain the property of Tenant throughout the Term of this Lease and may be removed by Tenant at any time during or after the Term, without liability for noticeable damage to the Premises (the parties recognizing the intention to demolish the improvements after the termination of this Lease).  Tenant shall have no obligation to replace any item of Tenant’s Property it removes from the Premises.  In the event that Tenant does not remove all of Tenant’s Property within sixty (60) days after the expiration of the Term, then such property shall be deemed to be abandoned by Tenant and the property of Landlord.  Tenant’s Property shall also be deemed to include all accounts receivable, of the Tenant, which shall remain Tenant’s property from and after the expiration of the term of the Lease.  Notwithstanding the foregoing, Tenant agrees that Tenant shall use commercially reasonable efforts to remove Tenant’s Property prior to the expiration of such 60-day period if so requested (in writing) by Landlord.

11.                                 LIENS AND MORTGAGES

(a)                                  Landlord’s Mortgages.  Landlord may place or leave in place during the Term one or more mortgages encumbering the Premises, subject to the terms and provisions of the Partnership Agreement.  This Lease shall be subordinate to all such mortgages now or hereafter placed upon the Premises, and to any and all advances made thereunder and to all renewals, modifications, consolidations, replacements and extensions thereof, and Tenant agrees to execute such reasonable documents as may be further required to evidence such subordination or to make this Lease prior to the lien of any such mortgage.  In no event may any mortgage encumber Tenant’s Property.

(b)                                 Tenant’s Mortgages.  Pursuant to the Partnership Agreement, no lien or encumbrance of any nature shall be placed on the Partnership Interest (as defined in the Partnership Agreement) of Tenant during the Term, without the prior written consent of Fortune GP.

(c)                                  Tenant’s Liens.  All persons are notified that Tenant is not authorized to do any act (other than the mere act of retaining a contractor, supplier or laborer) that will subject Landlord’s title to the Premises to any claims, liens or encumbrances, without the prior written consent of Fortune GP.  All persons who furnish work, services or materials to the Premises during the Term of this Lease upon the request or order of Tenant or any person claiming by or through Tenant must look wholly to the interest of Tenant and not to that of Landlord in the Premises. Tenant shall not permit or suffer to be filed against the interest of Landlord in the Premises during the Term of this Lease any lien or encumbrances of any kind by any person claiming by, through, under or against Tenant, and if any such lien or encumbrance is filed, Tenant shall, within sixty (60) days after the claim of lien has been filed, cause the Premises to be released from such claim, either through payment, bonding or depositing with the applicable court pursuant to statute the necessary sums of money, or in any other way that will cause the Landlord’s interest in the Premises to be released from such claim of lien or encumbrance.  If Tenant fails timely to remove the lien or encumbrance, Landlord may pay the amount (or any portion thereof) or take such other action as Landlord deems necessary to remove such lien or encumbrance and the amount paid and costs incurred by Landlord shall be deemed Additional Rent.

12.                                 INSURANCE

(a)                                  Building Insurance.  Throughout the Term, Tenant shall have no obligation to keep the Buildings insured against loss or damage by perils customarily included under standard

“all-risk” policies, wind storm policies or flood policies, the parties recognizing that it is the parties intention to demolish the improvements after the termination of this Lease

(b)                                 Tenant’s Liability Insurance.  Throughout the Term, Tenant shall maintain commercial general liability insurance, including a contractual liability endorsement, and personal injury liability coverage in respect of the Premises and the conduct or operation of business therein, naming Landlord as an additional insured, with limits of not less than Twenty-Five Million Dollars ($25,000,000.00) combined single limit for bodily injury and property damage liability in any one occurrence.  Each such policy of insurance shall provide that the same will not be canceled without at least thirty (30) days prior written notice to Landlord.  On written request by Landlord, Tenant shall deliver to Landlord certificates of insurance, showing that the insurance required to be maintained pursuant to this Section is in force and will not be modified or canceled without thirty (30) days prior written notice being furnished to Landlord.

(c)                                  Waiver of Subrogation.  A party shall have no claim against the other party or the employees, officers, directors, managers, agents, shareholders, partners or owners of the other party for any loss, damage or injury which is covered by insurance carried by such first party and for which recovery from such insurer is made, notwithstanding the negligence of either party in causing the loss.  The foregoing waiver and release shall not apply, however, to any damage caused by intentionally wrongful actions or omissions.

13.                                 INDEMNIFICATION

(a)                                  Indemnification by Tenant.  Except as may otherwise be provided in this Lease, Tenant shall indemnify and hold harmless Landlord, the Fortune Partners and Landlord’s employees, officers, directors, managers, agents, partners or members (collectively, “Landlord’s Representatives”) from and against any and all claims arising from or in connection with: (i) the operation, maintenance, use or management of the Premises or Hotel, or any condition created in or about the Premises or Hotel during the Term of this Lease, unless created by the wrongful act of Landlord, Landlord’s Representative, or any person or entity acting at the specific direction of Landlord; (ii) any act, omission or negligence of Tenant or any of its subtenants or licensees or its or their employees, officers, directors, managers, agents, shareholders, partners, members, invitees or contractors (collectively, “Tenant’s Representatives”); (iii) any accident or injury or damage whatsoever, not caused by Landlord or Landlord’s Representatives, occurring in, at or upon the Premises during the Term; and (iv) any claims arising as a result of Tenant’s Alterations.  Tenant shall have the right to assume the defense of any such third-party claim with counsel chosen by Tenant or by Tenant’s insurance company reasonably satisfactory to Landlord.  Tenant shall not be responsible for the fees of any separate counsel employed by Landlord unless Tenant fails to defend any such claim.  Landlord hereby waives any claim for consequential damages, to the extent permitted by law, and claims covered by Landlord’s insurance.  If any action or proceeding shall be brought against Landlord or Landlord’s Representatives based upon any such claim, Tenant, upon notice from Landlord, shall cause such action or proceeding to be defended at Tenant’s expense by counsel reasonably satisfactory to Landlord.

(b)                                 Indemnification by Landlord.  Except as may otherwise be provided in this Lease, Landlord shall indemnify and hold harmless Tenant and Tenant’s Representatives from and against any and all claims arising from or in connection with: (i) any default by Landlord or Landlord’s Representatives in the observance or performance of any of the terms, covenants or conditions of this Lease on Landlord’s part to be observed or performed; and (ii) any wrongful misconduct of Landlord or Landlord’s Representatives on or about the Premises during the Term, which shall be deemed to include any negligence or wrongful misconduct in performing any Pre-Development Activities permitted by the Landlord’s License set forth in Section 19.  If any action or proceeding shall be brought against Tenant or Tenant’s Representatives based upon any such claim, Landlord, upon notice from Tenant, shall cause such action or proceeding to be defended at Landlord’s expense by counsel reasonably satisfactory to Tenant. Tenant hereby waives any claim for consequential damages, to the extent permitted by law, and claims covered by Tenant’s insurance.

(c)                                  Conditions to Indemnification.  The indemnifications provided for above shall be subject to the following conditions:  (i) the indemnified party shall give the indemnifying party prompt written notice of any claim subject to indemnification of which the indemnified party has or obtains knowledge; (ii) the indemnified party shall reasonably cooperate with the indemnifying party in defense of any claim subject to the indemnifying party’s indemnification (but such cooperation shall be without expense to the indemnified party); (iii) the indemnifying party may defend with counsel of its choice, subject to the indemnified party’s reasonable approval; and (iv) the indemnified party shall not settle any claim subject to indemnification without the indemnifying party’s prior written consent, which consent shall not be unreasonably withheld.

14.                                 DAMAGE AND DESTRUCTION

In case of damage to or destruction of the Premises or any part thereof by any cause whatsoever (including, without limitation, fire, flood or wind storm), if Tenant cannot continue the operation of its business in the same manner as prior to such damage or destruction, Tenant or Landlord may terminate this Lease by a written notice to the other specifying the termination date.  Tenant shall bear the risk of loss in connection with damage to or destruction of the Premises and Tenant’s Property and shall receive all proceeds of insurance claims (if any) for policies it maintains.

15.                                 CONDEMNATION

(a)                                  Notice.  Landlord and Tenant shall each notify the other if it becomes aware that there will or might occur a taking of any portion of the Premises by condemnation proceedings or by exercise of any right of eminent domain (each, a “Taking”).

(b)                                 Termination of Lease.  In the event of the Taking of the entire Premises, this Lease shall terminate as of the date of such Taking (or upon expiration of the Term, if the Term expires prior to the date of such Taking).  Landlord shall receive all proceeds derived from the Taking proceeding or any settlement in lieu of the Taking proceeding.  If there occurs a Taking of a portion of the Premises such that the remainder of the Premises shall not, in Tenant’s reasonable opinion, be adequate and suitable for the conduct of Tenant’s business as conducted prior to such Taking, then Tenant may, at its option, terminate this Lease by written notice to Landlord specifying the termination date.

16.                                 DEFAULT

(a)                                  Tenant Default.  It shall constitute an “Event of Default” if Tenant shall fail to perform or comply with any term of this Lease, including the payment of Rent, and such failure shall continue for a period of thirty (30) days after Tenant’s receipt of written notice thereof from Landlord specifying such failure and requiring it to be remedied; provided, however, that if any such failure, other than the failure to pay Rent, cannot with due diligence be remedied by Tenant within a period of thirty (30) days, if Tenant commences to remedy such failure within such thirty (30) day period and thereafter continually prosecutes such remedy through completion with reasonable diligence, then the period of time for remedy of such failure shall be extended for the length of time required to cure so long as Tenant continues to prosecute such remedy with reasonable diligence.

(b)                                 Landlord’s Remedies.  Following the occurrence of an Event of Default, Landlord may (i) terminate this Lease after giving Tenant at least thirty (30) days written notice of its intention to do so and in accordance with any legal requirements governing such termination; or (ii) cure such default and recover the costs thereof from Tenant, together with interest at the rate of fifteen percent (15%) per annum; or pursue any other remedy now or hereafter available under applicable law except that, even if such remedies are available under applicable law, Landlord shall not have the right to enter and take possession of the Premises without first terminating the Lease or to accelerate the Rent due under this Lease.

(c)                                  Landlord’s Default.  Landlord shall be deemed in default of this Lease (a “Landlord Default”) if Landlord fails to perform any term, covenant or condition of Landlord under this Lease and fails to cure such default within a period of thirty (30) days after Landlord’s receipt of written notice thereof from Tenant specifying such failure and requiring it to be remedied; provided, however, that if any such failure cannot with due diligence be remedied by Landlord within a period of thirty (30) days, if Landlord commences to remedy such failure within such thirty (30) day period and thereafter continually prosecutes such remedy through completion with reasonable diligence, then the period of time for remedy of such failure shall be extended for the length of time required to cure so long as Landlord continues to prosecute such remedy with reasonable diligence.

(d)                                 Tenant’s Remedies. Following the occurrence of a Landlord Default, Tenant may: (i) terminate this Lease after giving Landlord at least sixty (60) days written notice of its intention to do so, or (ii) commence an action against Landlord for damages.

17.                                 QUIET ENJOYMENT; SURRENDER; HOLDOVER

(a)                                  Quiet Enjoyment.  Upon Tenant paying the Rent and observing and performing all the terms, covenants and conditions on Tenant’s part to be observed and performed, Tenant may peaceably and quietly enjoy the Premises hereby demised, free from any interference, molestation or acts of Landlord or anyone claiming by, through or under Landlord, subject, nevertheless, to the terms and conditions of this Lease.  Landlord’s Pre-Development Activities shall not be deemed to be a breach of this section.

(b)                                 Surrender.   At the end of the Term or upon termination of this Lease, whichever first occurs, Tenant shall quit and surrender possession of the Premises to Landlord in the condition then-existing (with no obligation that it be broom clean or in the same order, condition and repair as on the Commencement Date).  The Hotel shall be shut-down by the time of surrender but Tenant shall not be required to remove any fixtures or building equipment from the Premises, subject to the other provisions of this Lease and the Partnership Agreement.

(c)                                  Holdover.  If Tenant remains in possession of the Premises after the end of the Term, then Tenant shall be liable to Landlord for all damages incurred thereby as a result of Tenant’s failure to timely vacate the Premises.  This provision shall survive the termination or earlier expiration of this Lease.

18.                                 ASSIGNMENT; CONTRACTS

(a)                                  Tenant shall not assign or otherwise transfer this Lease without the prior written consent of Landlord, except as expressly otherwise provided in this Section 18.  The prior written consent of Landlord shall not be required with respect to an assignment to an Affiliate (as defined in the Partnership Agreement) of Tenant, provided that Tenant shall remain liable for the performance or observance of all of the terms and provisions on the tenant’s part to be performed or observed under this Lease (such liability to be joint and several with that of the assignee following the effective date of the assignment).

(b)                                 Prior to the date of delivery of the Cessation Notice referred to in Section 4.4(d) of the Partnership Agreement, Tenant shall have the right, without the prior written consent of Landlord, to enter into any sublease, license, concession agreement, easement, service contract, maintenance agreement, employment agreement, management agreement, construction agreement, architectural agreement, security agreement or any other arrangement or agreement, written or oral, affecting the use, ownership or operation of the Hotel and/or all or any portion of the Premises (collectively, “Contracts”), provided any such Contract is either terminable at will or can be terminated by Tenant on thirty (30) days notice or less.  No such Contract may be recorded.  From and after the date of delivery of the Cessation Notice, Tenant shall not enter into any Contracts without the prior written consent of Fortune GP.  Tenant shall indemnify Landlord from any costs or expenses resulting from the failure of any of its assigns, subtenants or licensees or other occupants to vacate the Premises in accordance with the terms of the Cessation Notice.  This provision shall survive the termination or earlier termination of this Lease.

19.                                 ACCESS; LANDLORD LICENSE

Landlord and Landlord’s agents shall have the right, and Tenant hereby grants Landlord a license, to enter the Premises during the Term: (i) for the purpose of performing any obligation of Landlord or exercising any right or remedy reserved to Landlord in this Lease; (ii) to exhibit the Premises to a prospective mortgagee; and (iii) to permit Landlord, subject to the limitations and other provisions set forth in the Partnership Agreement, to engage in Pre-Development Activities (as defined in the Partnership Agreement).  Notwithstanding the foregoing, except in emergencies, all entries by Landlord onto the Premises pursuant to this license shall be (x) at all reasonable times and after at least 24 hours’ prior oral or written notice to Tenant, if access is required for any occupied hotel rooms, (y) conducted so as not to unduly interfere with Tenant’s use and occupancy of the Premises or the Hotel operations, and (z) subject to Tenant’s reasonable security and confidentiality requirements from time to time (including the accompaniment of a Tenant representative if necessary in Tenant’s sole discretion).

20.                                 BROKERAGE

Each of Tenant and Landlord represents to the other that in the negotiation of this Lease it dealt with no real estate broker, salesman or finder.  Each party shall indemnify the other and hold it harmless from any and all losses, damages, costs and expenses, including court costs and attorneys’ fees, arising out of any claims for compensation in respect of this Lease by any person purporting to have dealt with the indemnifying party.

21.                                 LEASE STATUS AND NOTICE

(a)                                  Tenant Estoppel.  Within 10 business days after receipt of notice from Landlord, Tenant will execute and deliver to Landlord an instrument prepared by Landlord stating, if the same be true, that this Lease is a true and exact copy of the lease between the parties hereto; there are no amendments hereof (or stating what amendments there may be); the same is then in full force and effect; to the best of Tenant’s knowledge, there are then no offsets, defenses or counterclaims with respect to the payment of rent reserved hereunder or in the performance of the other terms, covenants and conditions hereof on the part of Landlord or Tenant to be performed; that as of such date no default has been declared hereunder by either party hereto and that Tenant at the time has no knowledge of any facts or circumstances which it might reasonably believe would give rise to a default by either party; and such other information as may reasonably be requested by Landlord or a party with whom Landlord may be dealing.

(b)                                 Landlord Estoppel.  Within 10 business days after receipt of notice from Tenant, Landlord will execute and deliver to Tenant an instrument prepared by Tenant stating, if the same be true, that this Lease is a true and exact copy of the lease between the parties hereto; there are no amendments hereof (or stating what amendments there may be); the same is then in full force and effect; that as of such date no default has been declared hereunder by either party hereto and that Landlord at the time has no knowledge of any facts or circumstances which it might reasonably believe would give rise to a default by either party; and such other information as may reasonably be requested by Tenant or a party with whom Tenant may be dealing.

(c)                                  Notices.  Any notice, demand, consent, approval, direction, agreement or other communication required or permitted hereunder or under any other documents in connection herewith shall, unless otherwise provided herein, be in writing and shall be directed to the address set forth in the introductory paragraph of this Lease or to such changed address as a party hereto shall designate to the other party hereto from time to time in writing. Notices shall be (i) personally delivered (including delivery by UPS or other comparable nation-wide overnight courier service) to the offices set forth above, in which case they shall be deemed delivered on the date of delivery (or first business day thereafter if delivered other than on a business day or after 5:00 p.m. Eastern Standard Time to said offices); (ii) sent by certified mail, return receipt requested, in which case they shall be deemed delivered on the date shown on the receipt, unless delivery is refused or delayed by the addressee in which event they shall be deemed delivered on the date of deposit in the U.S. Mail; or (iii) sent by means of a facsimile transmittal machine, with a confirmation copy sent via overnight mail, in which case they shall be deemed delivered at the time and on the date of receipt of the facsimile transmission.

22.                                 MISCELLANEOUS

(a)                                  Governing Law.  This Lease shall be governed by and construed in accordance with the laws of the State of Florida

(b)                                 Consents and Approvals.  If, pursuant to any provision of this Lease, the consent or approval of either party is required to be obtained by the other party, then, unless otherwise provided herein, the party whose consent or approval is required shall not unreasonably withhold, condition or delay such consent or approval.  Landlord shall not be deemed to be unreasonably withholding its consent, if such decision is based on the fact that such requested action may materially or adversely, directly or indirectly affect the redevelopment of the Premises.  Whenever Landlord’s consent under this Lease is required, such consent shall only be deemed to require the consent of the Fortune GP.

(c)                                  Rights and Remedies.  All rights and remedies of either party expressly set forth herein are intended to be cumulative and, except as otherwise provided herein, not in limitation of any other right or remedy set forth herein or otherwise available to such party at law or in equity.  Notwithstanding the foregoing, in no event shall either party be liable to the other for consequential or punitive damages with respect to any matter arising under this Lease.

(d)                                 No Waiver.  The failure of Landlord to seek redress for a breach of, or to insist upon the strict performance of any covenant or condition of this Lease, shall not prevent a subsequent act which would have originally constituted a breach from having all the force and effect of an original breach.  The receipt by Landlord of Rent with knowledge of the breach of any covenant of this Lease by Tenant shall not be deemed a waiver of such breach and no provision of this Lease shall be deemed to have been waived by Landlord unless such waiver is in writing and signed by Landlord.

(e)                                  Successors and Assigns.  Each and all of the terms and agreements herein contained shall be binding upon and inure to the benefit of the parties hereto, and their heirs, legal representatives, successors and assigns.  Any sale or transfer of the Premises by Landlord during the Term of this Lease shall be subject to this Lease and shall be made by an instrument that expressly refers to this Lease as a burden upon the Premises and causes the transferee to assume all of the Landlord’s obligations hereunder without release of the transferor.

(f)                                    Entire Agreement; Modifications.  This Lease contains the entire agreement between the parties concerning the matters set forth herein and may not be modified orally or in any manner other than by an agreement in writing signed by all the parties hereto or their respective successors in interest.

(g)                                 Independent Covenants.  If any term or provision of this Lease or any application thereof shall be invalid or unenforceable, the remainder of this Lease and any other application of such term shall not be affected thereby.

(h)                                 Notice of Lease.  This Lease shall not be filed in the public records by either Landlord or Tenant.

(i)                                     Counterparts.  This Lease may be executed in any number of counterparts, each of which upon execution and delivery shall be considered an original for all purposes; provided, however, all such counterparts shall, together, upon execution and delivery, constitute one and the same instrument.

(j)                                     Ambiguities.  Any rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not apply to the interpretation of this Lease or any amendments or exhibits hereto.

(k)                                  Authority.  Each of Landlord and Tenant represents and warrants to the other that the individual executing this Lease on such party’s behalf is authorized to do so.

(l)                                     Attorneys’ Fees.  In the event of any controversy arising under or relating to the interpretation or implementation of this Lease or any breach thereof, the prevailing party shall be entitled to recover all reasonable costs and attorneys’ fees (both trial and appellate) incurred in connection therewith.

(m)                               Non-Binding Until Fully Executed.  The submission of this document for examination, negotiation and signature does not constitute an offer to lease or a reservation of, or an option for, the Premises.  This document shall not be binding or in effect until Landlord and Tenant have each executed at least one counterpart hereof and delivered it to the other party.

(n)                                 Survival.  The provisions of Sections 13, 14, 15, 17(c), and 20 shall survive the expiration or termination of this Lease.

(The Next Page is the Signature Page)

IN WITNESS WHEREOF, the parties hereto have duly executed this Lease as of the day and year first above written.

LANDLORD:

WITNESS/ATTEST:	SBR-FORTUNE ASSOCIATES, LLLP, a Florida limited liability limited partnership

By: Fortune KB GP, LLC, a Florida limited liability company, General Partner

By: Fortune International Management, Inc., Manager

By:
		Name:	Edgardo Defortuna
		Title:	President

TENANT:

WITNESS/ATTEST:	Sonesta Beach Resort Limited Partnership, a Delaware limited partnership

By: Florida Sonesta Corporation, a Florida corporation, General Partner

By:
		Name:	Peter Sonnabend
Title:

EXHIBIT A

Legal Description of Premises

(to be attached)